EXHIBIT NO. 99.1: Press release of Alcan Inc., dated November 16, 2003.
Press Release	A

FOR IMMEDIATE RELEASE

ALCAN ANNOUNCES THE SPECIFIC CONSIDERATION

TO BE PAID IN ITS OFFER FOR PECHINEY

Montreal, Canada - November 16, 2003 - Alcan Inc. [NYSE, TSX: AL] today announced that in exchange for each Pechiney Common Share, each 10 Pechiney Bonus Allocation Rights or each two Pechiney ADSs that are tendered into Alcan's exchange offer for Pechiney, tendering holders of Pechiney securities will receive:

  €28.60 in cash (subject to increase as described below), and

  0.5441 Alcan Common Shares.

This exchange consideration yields a value of €47.50 for each Pechiney Common Share, each 10 Pechiney Bonus Allocation Rights or each two Pechiney ADSs, based on the Average Value of Alcan Common Shares of €34.7377, which was determined as described below. The actual value of the exchange consideration received by tendering holders of Pechiney securities on the settlement date may be different, based on the actual market price of Alcan common shares and the U.S. dollar/euro exchange rate prevailing on the settlement date.

The Average Value of Alcan Common Shares of €34.7377, as determined in accordance with the terms of the offer, is equal to the arithmetic average of the volume-weighted average daily trading prices of Alcan Common Shares on the New York Stock Exchange as they appear on the Bloomberg on-line information service (code: VWAP) (expressed in U.S. dollars and translated into euros at each applicable day's noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York) for 10 U.S. trading days, chosen at random by a French judicial officer from among the 30 U.S. trading days between (and including) October 6, 2003 and November 14, 2003. The ten trading days so chosen were: October 8, 9, 10, 17, 20, 21, and 28, November 4, 6 and 7, 2003.

In addition, the exchange offer consideration reflects Alcan's decision to substitute an additional €4.00 in cash consideration for each Pechiney Common Share, each 10 Pechiney Bonus Allocation Rights or each two Pechiney ADSs tendered. This election results in 0.5441 Alcan Common Shares being offered for each Pechiney Common Share tendered, instead of 0.6592 Alcan Common Shares had this cash substitution election not been exercised.

In respect of each Pechiney OCEANE tendered, Alcan will pay €83.40 in cash (subject to increase as described below).

If, following the conclusion of the offers (including any subsequent offering period), the number of Pechiney securities tendered into the offers represents more than 95% of the capital and voting rights of Pechiney (on a fully diluted basis), Alcan will provide the following additional consideration to tendering holders of Pechiney securities:

  €1 for each Pechiney Common Share tendered in the offers;

  €0.10 for each Pechiney Bonus Allocation Right tendered in the offers;

  €0.50 for each Pechiney ADS tendered in the offers; and

  €0.40 for each Pechiney OCEANE tendered in the offers.

Alcan has filed with the Securities and Exchange Commission (the "SEC") a registration statement to register the Alcan Common Shares to be issued in the proposed U.S. offer, including related tender/exchange offer materials. Investors and holders of Pechiney securities are urged to read the Prospectus, dated October 24, 2003, relating to the exchange offer, as well as the documents incorporated by reference into the Prospectus and the related tender/exchange offer materials, because they contain important information and disclosures. Investors and holders of Pechiney securities may obtain a free copy of the registration statement, the documents incorporated by reference therein and the related tender/exchange offer materials at the SEC's Internet web site at http://www.sec.gov. The Prospectus and the tender/exchange offer materials have been mailed to holders of Pechiney securities. Additional copies of these transaction-related documents may be obtained at Alcan's expense by contacting the Information Agent for the offers, D.F. King & Co., Inc., toll-free at 1-800-488-8035 (North America), 0-800-90-2614 (France), 0-800-389-7892 (U.K.) or (44) 20-7920-9700 (collect in Europe).

This press release is for informational purposes only. It shall not constitute an offer to purchase or the solicitation of an offer to sell or exchange any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The solicitation of offers to buy Alcan Common Shares will only be made pursuant to Alcan's Prospectus, dated October 24, 2003, and the related tender/exchange materials.

The U.S. offer is only open to holders of Pechiney securities (other than Pechiney American Depositary Shares or ADSs) who are located in the United States and Canada and to all holders of Pechiney ADSs, wherever located. Alcan's separate French offer is not being made in the United States or Canada.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs 54,000 people and has operating facilities in 42 countries.

Media contact	Investor contact
Joseph Singerman	Corey Copeland
+1 514 848-1355	+1 514 848-8368